EXHIBIT 11
	OXFORD INDUSTRIES, INC.
	STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
	QUARTERS ENDED  AUGUST 30, 1996 AND SEPTEMBER 1, 1995
	(UNAUDITED)

                                                 Quarter Ended
                                       -----------------------------------
                                       September 1, 1995  September 1, 1995
                                       -----------------   ---------------
Net earnings                                $3,475,000            $278,000

Average Number of Shares
     Outstanding

     Primary                                 8,778,797           8,795,999
     Fully diluted                           8,781,815           8,795,999
     As reported                             8,774,608           8,700,450

Net Earnings per Common Share

     Primary                                     $0.40               $0.03
     Fully diluted                               $0.40               $0.03
     As reported*                                $0.40               $0.03


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* Common stock equivalents (which arise solely from
  outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.